EXHIBIT 23.01

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Artisoft, Inc. and Subsidiaries:

     We consent to the incorporation by reference in the registration statements (Nos. 333-71014, 333-75342) on Forms S-3, as amended, and the registration statements (Nos. 33-78484, 33-78482, 33-78580, 33-88842, 33-89268, 333-57424) on
Form S-8 of Artisoft, Inc. of our report dated August 6, 2002 except for note 13 which is dated September 27, 2002, relating to the consolidated balance sheets of Artisoft, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002 annual report on Form 10-K of Artisoft, Inc.


KPMG LLP


Boston, Massachusetts
September 30, 2002